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                                                                      EXHIBIT 12

         Computation of Ratio of Earnings to Combined Fixed Charges and
                            Preferred Stock Dividends
                             (Dollars in thousands)

Three months ended March 31,                                 2002      2001
                                                           -------    -------

Net income before extraordinary item                       $14,386    $ 5,919

Add:
  Portion of rents representative
    of the interest factor                                     195        198
  Minority interests                                          (125)       760
  Loss on equity investment in joint venture                    (4)      (219)
  Interest on indebtedness                                  32,463     37,221
                                                           -------    -------
    Earnings                                               $46,915    $43,880
                                                           =======    =======

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                 $32,463    $37,221
  Capitalized interest                                         637        768
  Portion of rents representative
    of the interest factor                                     195        198
                                                           -------    -------
     Fixed charges                                          33,295     38,187
                                                           -------    -------
Add:
  Preferred stock dividend                                   6,875      9,063
                                                           -------    -------

     Combined fixed charges and preferred stock dividend   $40,170    $47,250
                                                           =======    =======

Ratio of earnings to fixed charges                            1.41 x     1.15 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                             1.17 x     0.93 x